Church & Dwight Co., Inc.

News Release

Contact:

Rick Dierker

Chief Financial Officer

609-806-1200

CHURCH & DWIGHT REPORTS Q3 RESULTS

REPORTED SALES +11.2%, ORGANIC SALES +3.2%

Q3 EPS EXCEEDS OUTLOOK

EXPECT Q4 REPORTED EPS +19%, ADJUSTED +14%

2017 Third Quarter Results	2017 Full Year Outlook
•Reported sales growth +11.2%; Organic +3.2%	•Reported sales growth of approximately +7%
•International (+6.2%) & SPD (+7.5%) organic sales growth •Domestic volume growth +7% drives share gains •Waterpik acquisition on-track	•Organic sales growth of approximately +2.5% •Reported EPS $1.82, +4%; Adjusted $1.92, +8.5% •Reported Cash from operations approximately $650MM

EWING, NJ, NOVEMBER 2, 2017 – Church & Dwight Co., Inc. (NYSE: CHD) today announced third quarter 2017 reported EPS of $0.52, an increase of 10.6%.  Adjusted EPS was $0.49 excluding a tax benefit ($0.03) from a prior year joint venture impairment charge.

Third quarter 2017 reported net sales grew 11.2% to $967.9 million.  Organic net sales grew 3.2% and was broad based driven by growth in the domestic business, continued expansion of the international business, and strong growth in the Specialty Products business.  Weather related hurricane disruptions impacted organic growth by approximately -20 basis points during the quarter.  Organic sales were driven by volume growth of 6.9%, partially offset by 3.7% of price from higher promotional investments.

Matthew Farrell, Chief Executive Officer, commented, “We are pleased with our organic sales growth across all three divisions.  In the domestic business, our targeted investment spending and higher marketing investment translated into share growth with 7 out of 11 power brands exceeding or meeting category growth.  Our investments in our international business, particularly export, are paying off as evidenced by consistent organic growth which we expect to continue.”

Third Quarter Review

Consumer Domestic reported net sales were $729.2 million, a $64.4 million or 9.7% increase.  Organic sales increased 2.2% due to higher volume (+7.1%) offset by price (-4.9%) attributable to higher promotional investments.  Growth in ARM & HAMMER liquid laundry detergent, cat litter and baking soda, BATISTE dry shampoo and OXICLEAN stain fighters offset declines.  Volume growth was strong as the business continued to support key new product launches with a significant increase in promotion and coupon support.  Sales in non-measured channels continued to grow, especially online retail sales which increased approximately 70%.

Consumer International reported net sales were $162.8 million, a $29.0 million or 21.7% increase driven by broad based household and personal care sales.  Organic sales increased 6.2% due to higher volume (+7.1%) offset by price (-0.9%) as higher promotional investments offset favorable mix.  Sales were driven primarily by FEMFRESH, OXICLEAN and STERIMAR in the export business, ARM & HAMMER cat litter and BATISTE in Canada, FEMFRESH in Australia and STERIMAR and ARM & HAMMER baking soda in Mexico.

Specialty Products reported net sales were $75.9 million, a $3.8 million or 5.3% increase.  Organic sales increased 7.5% due to higher volume (+4.6%) and price (+2.9%) primarily in the animal productivity business.

Gross margin decreased 10 basis points to 45.3% primarily due to the increased promotion and coupon investments in the domestic business offset by volume and positive impact of acquisitions and divestitures.

Marketing expense was $111.9 million, an increase of $13.7 million or 14.0%.  Marketing expense as a percentage of net sales increased 30 basis points to 11.6% as Waterpik’s lower percentage negatively impacted the basis point increase.

Selling, general, and administrative expense (SG&A) was $127.9 million or 13.2% of net sales, a 160 basis point increase, primarily due to acquisition transition and amortization costs.

Income from Operations on a reported and adjusted basis was $198.7 million or 20.5% of net sales.

The reported effective tax rate was 28.7% compared to 35.6% last year.  The current quarter rate includes a 400 basis point benefit due to the reversal of a tax reserve related to a prior year impairment charge.  The full year adjusted tax rate is expected to be approximately 33%.

Operating Cash Flow

For the first nine months of 2017, net cash from operating activities was $424.1 million, a $70.9 million decrease from the prior year due to an increase in working capital, partially offset by higher cash earnings.  The working capital increase was primarily driven by higher deferred and incentive compensation payments, higher inventories and timing of accounts receivable factoring.  Capital expenditures for the first nine months were $20.9 million, a $7.2 million decrease from the prior year.  The Company’s full year outlook for capital expenditures continues to be estimated at approximately $45 million.  The full year outlook for net cash from operating activities is approximately $650 million.

At September 30, 2017, cash on hand was $236.5 million, while total debt was $2,421.3 million.

2017 New Products

Mr. Farrell commented, “Innovation continues to be a big driver of our success.  In support of our long-term strategy to drive revenue and earnings growth, we have launched and supported new products in several categories.  We launched ARM & HAMMER SLIDE cat litter, a revolutionary new litter that doesn’t stick to the litter box.  Of the fifteen new products that have launched in the category since 2011, SLIDE ranks second in repeat consumer purchases.  ARM & HAMMER PLUS OXICLEAN unit dose 3-in-1 POWER PAKS laundry detergent has contributed to ARM & HAMMER unit dose laundry detergent growing share at six times the category rate in the third quarter while achieving its highest quarterly share in three years.  The OXICLEAN liquid laundry detergent restage with improved efficacy, claims and packaging continues to build share as the restage progresses.  TROJAN launched a new XOXO upscale condom targeting both men and women with a soft touch, aloe-lubricated latex in a unique portable carrying case.  This launch has opened up new opportunities for condom advertising in prime-time television.  We have expanded offerings and distribution of the BATISTE brand, leveraging its #1 U.S. share position to almost a one-third share of the dry shampoo category.”

Share Repurchase Programs

On November 1, the Board of Directors authorized a new stock repurchase program under which up to $500 million of the Company's common stock may be repurchased in the future to reduce the number of shares outstanding.  The previously authorized share repurchase program has been terminated. In addition, the Company has a separate evergreen repurchase program that is intended to neutralize dilution associated with the exercise of stock options issued.  Currently, the Company has approximately 250 million shares outstanding.

Mr. Farrell commented, “The share repurchase program reflects the Company’s desire for stockholders to benefit from our continued strong growth and is an indication of our confidence in the Company’s performance.  Importantly, the Company continues to expect to generate significant free cash flow (cash from operating activities less capital expenditures).  Our robust cash flow enables us to return cash directly to our stockholders while maintaining significant financial flexibility to continue to aggressively pursue acquisitions.”

Outlook for 2017

With regard to 2017, Mr. Farrell said, “This has been an exciting year for Church & Dwight based on our continued focus on innovation.  This innovation has enabled our consumer brands to grow faster than the category rates.  We expect reported sales growth of approximately 7% and organic sales growth of approximately 2.5%.  On a reported basis, EPS is expected to be $1.82 per share or 4% reported EPS growth, which includes a $0.01 negative impact from the Brazil charge, $0.12 negative impact from the U.K. pension settlement, $0.03 positive impact from the joint venture tax benefit and zero impact from current year acquisitions.  Excluding these charges and tax benefit, we expect to achieve $1.92 per share or 8.5% adjusted EPS growth.  In 2017, as in previous years, we expect free cash flow to exceed net income.”

In conclusion, Mr. Farrell said, “For the fourth quarter, we expect reported sales growth of approximately 12% and organic sales growth of approximately 2.5%.  We expect EPS of $0.50 in the fourth quarter, a 19% increase over last year’s reported results and a 14% increase over last year’s adjusted results.”

Church & Dwight Co., Inc. will host a conference call to discuss third quarter 2017 earnings results on November 2, 2017 at 10:00 a.m. Eastern time.  To participate, dial 877-322-9846 within the U.S. and Canada, or 631-291-4539 internationally, using access code 95325863.  A replay will be available two hours after the call at 855-859-2056 using the same access code.  You also can participate by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the ARM & HAMMER brand name and other well-known trademarks.

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; gross margin changes; trade and marketing spending; marketing expense as a percentage of net sales; sufficiency of cash flows from operations; earnings per share; cost savings programs; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of competitive laundry detergent products, including unit dose laundry detergent; the impact of foreign exchange and commodity price fluctuations; the impact of acquisitions and divestitures; the impact of the Waterpik acquisition; capital expenditures; the impact of pension settlement charges; and the Company’s effective tax rate. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect.  In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events); unanticipated increases in raw material and energy prices; delays or other problems in manufacturing or distribution; adverse developments affecting the financial condition of major customers and suppliers; competition, including The Procter & Gamble Company’s participation in the value laundry detergent category and Henkel AG & Co. KGaA’s (“Henkel”) entry into the U.S. premium laundry detergent category; Henkel’s acquisition of The Sun Products Co., Inc.; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space of private label products; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; foreign currency exchange rate fluctuations; implications of the United Kingdom’s withdrawal from the European Union; issues relating to the Company’s information technology and controls; the impact of natural disasters on the Company and its customers and suppliers, including third party information technology service providers; the acquisition or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment.

For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws.  You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information.  Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(In millions, except per share data)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net Sales	$967.9	$870.7	$2,743.1	$2,597.1
Cost of sales	529.4	475.1	1,494.9	1,414.5
Gross Profit	438.5	395.6	1,248.2	1,182.6
Marketing expenses	111.9	98.2	333.6	310.9
Selling, general and administrative expenses	127.9	101.4	396.6	320.9
Income from Operations	198.7	196.0	518.0	550.8
Equity in earnings of affiliates	2.7	2.5	7.9	6.7
Other income (expense), net	(14.4)	(6.1)	(31.9)	(21.1)
Income before Income Taxes	187.0	192.4	494.0	536.4
Income taxes	53.6	68.4	156.2	187.8
Net Income	$133.4	$124.0	$337.8	$348.6
Net Income per share - Basic	$0.53	$0.48	$1.34	$1.35
Net Income per share - Diluted	$0.52	$0.47	$1.32	$1.33
Dividends per share	$0.19	$0.18	$0.57	$0.53
Weighted average shares outstanding - Basic	249.7	258.0	251.2	258.0
Weighted average shares outstanding - Diluted	255.3	262.7	256.9	262.7

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	September 30, 2017	Dec. 31, 2016
Assets
Current Assets
Cash and Cash Equivalents	$236.5	$187.8
Accounts Receivable	377.9	287.0
Inventories	336.1	258.2
Other Current Assets	52.7	23.8
Total Current Assets	1,003.2	756.8
Property, Plant and Equipment (Net)	601.8	588.6
Equity Investment in Affiliates	8.5	8.5
Trade Names and Other Intangibles	2,151.9	1,431.8
Goodwill	2,072.6	1,444.1
Other Long-Term Assets	114.8	124.3
Total Assets	$5,952.8	$4,354.1
Liabilities and Stockholders’ Equity
Short-Term Debt	$317.2	$426.8
Other Current Liabilities	635.4	575.1
Total Current Liabilities	952.6	1,001.9
Long-Term Debt	2,104.1	693.4
Other Long-Term Liabilities	943.0	680.9
Stockholders’ Equity	1,953.1	1,977.9
Total Liabilities and Stockholders’ Equity	$5,952.8	$4,354.1

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Nine Months Ended
(Dollars in millions)	September 30, 2017	September 30, 2016

Net Income	$337.8	$348.6

Depreciation and amortization	91.6	80.2
Deferred income taxes	32.3	19.8
Non-cash compensation	14.9	14.1
Non-cash pension settlement charge	31.7	0.0
Other	(0.7)	1.5

Changes in assets and liabilities:
Accounts receivable	(40.3)	13.2
Inventories	(33.1)	(6.5)
Other current assets	(6.5)	3.0
Accounts payable and accrued expenses	2.4	18.8
Income taxes payable	(7.4)	33.4
Excess tax benefit on stock options exercised	0.0	(29.4)
Other	1.4	(1.7)
Net cash from operating activities	424.1	495.0

Capital expenditures	(20.9)	(28.1)
Acquisitions	(1,260.0)	(175.5)
Other	2.6	0.8
Net cash (used in) investing activities	(1,278.3)	(202.8)

Net change in long-term debt	1,421.3	0.0
Net change in short-term debt	(109.6)	(127.1)
Payment of cash dividends	(143.2)	(137.4)
Stock option related	37.9	77.4
Purchase of treasury stock	(300.0)	(200.0)
Deferred financing and other	(17.8)	(5.6)
Net cash provided by (used in) financing activities	888.6	(392.7)

F/X impact on cash	14.3	2.6

Net change in cash and cash equivalents	$48.7	$(97.9)

2017 and 2016 Product Line Net Sales

	Three Months Ended		Percent
	9/30/2017	9/30/2016	Change
Household Products	$423.3	$400.7	5.6%
Personal Care Products	305.9	264.1	15.8%
Consumer Domestic	$729.2	$664.8	9.7%
Consumer International	162.8	133.8	21.7%
Total Consumer Net Sales	$892.0	$798.6	11.7%
Specialty Products Division	75.9	72.1	5.3%
Total Net Sales	$967.9	$870.7	11.2%

	Nine Months Ended		Percent
	9/30/2017	9/30/2016	Change
Household Products	$1,228.6	$1,186.8	3.5%
Personal Care Products	838.5	795.6	5.4%
Consumer Domestic	$2,067.1	$1,982.4	4.3%
Consumer International	451.0	397.6	13.4%
Total Consumer Net Sales	$2,518.1	$2,380.0	5.8%
Specialty Products Division	225.0	217.1	3.6%
Total Net Sales	$2,743.1	$2,597.1	5.6%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.  These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures.  The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes.  Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions, divestitures and excluding foreign exchange rate changes that are out of the control of, and do not reflect the performance of, the Company and management.

Adjusted EPS:

This press release also presents adjusted EPS, namely, earnings per share calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period to period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year earnings per share growth.  Adjusted and forecasted EPS for 2017 excludes charges related to the Brazil Specialty Products business, the settlement charge related to our U.K. pension and a tax benefit from a joint venture impairment.  Adjusted EPS for 2016 excludes charges related to the Brazil Specialty Products business.

Free Cash Flow:

Free cash flow is defined as cash from operating activities less capital expenditures.  Management views this as a measure of how effective the Company manages its cash flow relating to working capital and capital expenditures.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 9/30/2017

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	11.2%	11.7%	9.7%	21.7%	5.3%
Less:
Acquisitions	8.2%	8.4%	7.6%	11.9%	6.1%
Add:
FX / Other	-0.5%	-0.5%	0.0%	-3.1%	0.0%
Divestitures	0.7%	0.0%	0.1%	-0.5%	8.3%

Organic Sales Growth	3.2%	2.8%	2.2%	6.2%	7.5%

	Nine Months Ended 9/30/2017

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	5.6%	5.8%	4.3%	13.4%	3.6%
Less:
Acquisitions	4.0%	4.1%	3.5%	7.4%	3.2%
Add:
FX / Other	0.2%	0.3%	0.0%	1.6%	-0.5%
Divestitures	0.6%	0.2%	0.2%	0.8%	5.4%

Organic Sales Growth	2.4%	2.2%	1.0%	8.4%	5.3%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

(Dollars in millions, except per share data)
	For the quarter ended September 30, 2017		For the quarter ended September 30, 2016		Change
Adjusted Income Tax Expense and Rate Reconciliation
Income Tax Expense and Rate - Reported	$53.6	28.7%	$68.4	35.6%	(690)	bps
Joint Venture Impairment Tax Benefit	$7.6	4.0%	$-		400	bps
Income Tax Expense and Rate - Adjusted (non-GAAP)	$61.2	32.7%	$68.4	35.6%	(290)	bps

Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported		$0.52		$0.47	10.6%
Joint Venture Impairment Tax Benefit		$(0.03)		$-
Diluted Earnings Per Share - Adjusted (non-GAAP)		$0.49		$0.47	4.3%

Reported and Organic Forecasted Sales Reconciliation

	For the Quarter	For the Year
	Ended	Ended
	December 31, 2017	December 31, 2017
Reported Sales Growth	12.0%	7.3%
Less:
Acquisitions	10.3%	5.6%
Add:
FX / Other	0.1%	0.2%
Divestitures	0.7%	0.6%

Organic Sales Growth	2.5%	2.5%

Reported and Adjusted Fourth Quarter Forecasted EPS Reconciliation

	For the Quarter Ended December 31,
	2016 Actual	2017 Forecast	Percent Change

Reported (US GAAP)	$0.42	$0.50	+19%

Charge related to the Brazilian business	$0.02

Adjusted EPS (Non-GAAP)	$0.44	$0.50	+14%

Reported and Adjusted Full Year Forecasted EPS Reconciliation

	For the Year Ended December 31,
	2016 Actual	2017 Forecast	Percent Change

Reported (US GAAP)	$1.75	$1.82	+4%

Charge related to the Brazilian business	$0.02	$0.01

Joint Venture Impairment Tax Benefit	$-	$(0.03)

U.K. Pension Settlement Charge	$-	$0.12

Adjusted EPS (Non-GAAP)	$1.77	$1.92	+9%

Reported and Adjusted Forecasted 2017 Tax Rate Reconciliation

Reported (US GAAP)	32.5%
Brazil Charge	-0.2%
U.K. Pension Settlement Charge	-0.4%
Joint Venture Impairment Tax Benefit	1.1%
Adjusted (non-GAAP)	33.0%